Contact:

Dennis E. Nixon
Chairman & CEO
International Bancshares Corporation
(956) 722-7611

Katie Brickman Harvey
Taylor West Advertising
(210) 826-8899

FOR IMMEDIATE RELEASE:

    INTERNATIONAL BANCSHARES CORPORATION REPORTS SECOND QUARTER 2000 EARNINGS

LAREDO, Texas---(BUSINESS WIRE)--August 4, 2000--International Bancshares Corporation (NASDAQ:IBOC) today reported earnings for the second quarter of 2000 of $21.1 million or $1.10 per share - basic ($1.08 per share - diluted) compared to $16.0 million or $.82 per share - basic ($.80 per share diluted) in the corresponding 1999 period. Earnings for the first six months of 2000 were $40.3 million or $2.21 per share - basic ($2.18 per share diluted) compared to $31.9 million or $1.71 per share - basic ($1.68 per share diluted) in the corresponding 1999 period. The per share data is fully adjusted for stock dividends, the most recent of which was a 25% dividend declared on May 18, 2000.

        Dennis E. Nixon, CEO and chairman of the board, stated that the Company's second quarter earnings represent a 31% increase over the corresponding 1999 period. Although our second quarter earnings were favorably affected by a special Federal Home Loan Bank dividend of $1.2 million, the solid performance produced this quarter continues to validate the strength and quality of the Company's earnings.

        "I'm extremely pleased with the results for the second quarter, especially coming on the heels of a 21% increase in earnings for the first quarter," he said. "The Company's year to date 2000 performance is 26% ahead of 1999, reflecting very favorably on IBC's commitment to superior earnings." "In terms of earnings per share, these earnings results translate into a 35% increase in diluted earnings per share for the second quarter, and a 30% increase for the first six months, truly demonstrating that IBC is `doing more' for each shareholder."

        Income before goodwill charges, which excludes the amortization of core deposit intangibles and goodwill, increased 30% to $21.9 million or $1.14 per share - basic ($1.12 per share - diluted) for the second quarter of 2000 compared to $16.9 million or $.86 - per share - basic ($.84 per share - diluted) in the corresponding 1999 period, which resulted in 33% increase in diluted earnings per share.

        Total assets at June 30, 2000, were $5.6 billion compared to $5.1 billion at June 30, 1999. Total loans at June 30, 2000, were $2.1 billion compared to $1.7 billion at June 30, 1999. Deposits at June 30, 2000, were $3.6 billion compared to $3.5 billion at June 30, 1999.

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        IBC is a $5.6 billion multi-bank holding company headquartered in
Laredo, Texas, with 93 facilities and 184 ATM's serving 28 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

        "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at http://www.freeedgar.com.

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